Exhibit 10.62

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of January 17, 2012 (the “Effective Date”) by and between U.S. Auto Parts Network, Inc., a Delaware corporation (the “Company”), and Theodore R. Sanders, Jr., an individual (the “Employee”). As of the Effective Date, this Agreement supersedes all prior and contemporaneous oral or written employment agreements or arrangements between Employee and the Company including the Employment Agreement between the Company and Employee dated March 29, 2010 (the “Prior Agreement”).

RECITALS

WHEREAS, the Company desires assurance of the continued association and services of Employee in order to retain Employee’s experience, skills, abilities, background and knowledge, and is willing to engage Employee’s services on the terms and conditions set forth in this Agreement; and

WHEREAS, Employee desires to be in the continued employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

1. Duties and Responsibilities.

A. As of the Effective Date, Employee shall serve as an Internal Consultant, reporting directly to the Company’s Chief Executive Officer. Employee shall assist with the transition of duties and responsibilities to the Company’s Chief Financial Officer, and shall have such other duties and powers at the Company that are customary for an individual holding such position.

B. Employee agrees to use his best efforts to advance the business and welfare of the Company, to render his services under this Agreement faithfully, diligently and to the best of his ability.

2. Employment Period. Following the Effective Date, Employee’s employment with the Company shall be governed by the provisions of this Agreement for the period commencing as of the date hereof and continuing until the earlier of (i) Employee’s termination of employment with the Company for any reason, or (ii) June 17, 2012 (the “Employment Period”).

3. Cash Compensation.

A. Salary. Employee’s base salary shall be $307,500 per year (the “Salary”), which shall be payable in accordance with the Company’s standard payroll schedule (but in no event less frequent than on a monthly basis), and may be increased from time to time at the discretion of the Company’s Board of Directors or the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

B. No Annual Target Bonus. Employee shall not be entitled to receive an annual target incentive bonus.

C. Applicable Withholdings. The Company shall deduct and withhold from the compensation payable to Employee hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

4. Equity Compensation. Employee shall be entitled to participate in any equity incentive plans of the Company. All such options or equity awards will be made at the discretion of the Compensation Committee pursuant and subject to the terms and conditions of the applicable equity incentive plan, including any provisions for repurchase thereof. The option exercise price or value of any equity award granted to Employee will be established by the Company’s Board of Directors or the Compensation Committee as of the date such interests are granted but shall not be less than the fair market value of the class of equity underlying such award.

5. Expense Reimbursement. In addition to the compensation specified in Section 3, Employee shall be entitled to receive reimbursement from the Company for all reasonable business expenses incurred by Employee in the performance of Employee’s duties hereunder, provided that Employee furnishes the Company, not later than the expiration of the Employment Period, with vouchers, receipts and other details of such expenses in the form reasonably required by the Company to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities.

6. Fringe Benefits.

A. Group Plans. Employee shall, throughout the Employment Period, be eligible to participate in all of the group term life insurance plans, group health plans, accidental death and dismemberment plans, short-term disability programs, retirement plans, profit sharing plans or other plans (for which Employee qualifies) that are available to the Company’s employees. During the Employment Period, the Company will continue to pay for coverage for Employee and his spouse and dependents residing in Employee’s household (collectively, the “Dependents”) under the Company’s health plan, and coverage for Employee under the Company’s accidental death and dismemberment plan and for short-term disability. In the event Employee elects not to participate in the Company’s health plan, the Company shall reimburse Employee for the cost of alternative health care coverage of his choosing for Employee and his Dependents in an amount up to $1,500 per month. Payment for all other benefit plans will be paid in accordance with the Company’s policy in effect for similar employment positions.

B. COBRA. Following the Employment Period, if Employee is eligible for and timely elects continued group health plan coverage under COBRA, the Company will pay the Employee’s group health insurance premiums for the Employee and his Dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or the Company will reimburse Employee’s actual COBRA payments for the Employee and his Dependents through January 17, 2013 (the “COBRA Payment Period”); provided, however, that any such payments will cease if Employee voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such premiums. Employee is required to immediately notify the Company in writing of any such enrollment. For all purposes of this Agreement, references to COBRA group health insurance premiums shall not include any amounts payable by Employee under an Internal Revenue Code of 1986, as amended (the “Code”) Section 125 health care reimbursement plan. Notwithstanding anything to the contrary set forth herein, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA group health insurance premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Employee a taxable cash amount, which payment shall be made regardless of whether Employee or his Dependants elect health care continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA insurance premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company would have otherwise paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the earlier of (i) expiration of the applicable COBRA Payment Period, or (ii) the date Employee voluntarily enrolls in a health insurance plan offered by another employer or entity.

C. Vacation. During the Employment Period, Employee shall be entitled to at least four weeks paid vacation. Vacation shall accrue pursuant to the Company’s vacation benefit policies.

D. Auto Allowance. During the Employment Period, Employee shall be entitled to an auto allowance for one vehicle for Employee’s use up to $1,000 per month.

E. Indemnification. On July 17, 2009, the Company and Employee entered into the Company’s standard indemnification agreement for its key employees, which is hereby incorporated by this reference as if set forth fully herein.

7. Termination of Employment. Employee’s employment with the Company continues to be “at-will.” This means that it is not for any specified period of time and can be terminated by Employee or the Company at any time, with or without advance notice, and for any or no particular reason or cause. Upon such termination, Employee (or, in the case of Employee’s death, Employee’s estate and beneficiaries) shall have no further rights to any other compensation or benefits from the Company on or after the termination of employment except as follows:

A. Termination For Cause. In the event the Company terminates Employee’s employment with the Company prior to expiration of the Employment Period for Cause (as defined below), the Company shall pay to Employee the following: (i) Employee’s unpaid Salary that has been earned through the termination date of his employment; (ii) Employee’s accrued but unused vacation; (iii) any accrued expenses pursuant to Section 5 above, and (iv) any other payments as may be required under applicable law (subsections (i) through (iv) above shall collectively be referred to herein as the “Required Payments”). For purposes of this Agreement,

“Cause” shall mean that Employee has engaged in any one of the following: (i) misconduct involving the Company or its assets, including, without limitation, misappropriation of the Company’s funds or property; (ii) reckless or willful misconduct in the performance of Employee’s duties in the event such conduct continues after the Company has provided 30 days written notice to Employee and a reasonable opportunity to cure; (iii) conviction of, or plea of nolo contendere to, any felony or misdemeanor involving dishonesty or fraud; (iv) the violation of any of the Company’s policies, including without limitation, the Company’s policies on equal employment opportunity and the prohibition against unlawful harassment; (v) the material breach of any provision of this Agreement after 30 days written notice to Employee of such breach and a reasonable opportunity to cure such breach; or (vi) any other misconduct that has a material adverse effect on the business or reputation of the Company.

B. Termination Upon Death or Disability. If Employee dies during the Employment Period, the Employee’s employment with the Company shall be deemed terminated as of the date of death, and the obligations of the Company to or with respect to Employee shall terminate in their entirety upon such date except as otherwise provided under this Section 7B. If Employee becomes Disabled (as defined below), then the Company shall have the right, to the extent permitted by law, to terminate the employment of Employee upon 30 days prior written notice in writing to Employee. Upon termination of employment due to the death or Disability of Employee, Employee (or Employee’s estate or beneficiaries in the case of the death of Employee) shall be entitled to receive the Required Payments; and Employee shall also be entitled to the following: (i) continuation of his Salary following such termination through the expiration of the Employment Period, which shall be payable in accordance with the Company’s standard pay schedules; and (ii) in the case of termination due to Disability, the Company shall reimburse Employee’s premiums for health care coverage under COBRA for a period of one year. For the purposes of this Agreement, “Disability” shall mean a physical or mental impairment which, the Company determines, after consideration and implementation of reasonable accommodations, precludes the Employee from performing his essential job functions for a period longer than three consecutive months or a total of one hundred twenty (120) days in any twelve month period.

C. Termination for Any Other Reason; Resignation for Good Reason. Should the Company terminate Employee’s employment (other than for Cause or as a result of Employee’s Death or Disability) before the expiration of the Employment Period, or in the event Employee resigns for Good Reason (as defined below) before the expiration of the Employment Period following the initial occurrence of the event giving rise thereto, then the Company shall pay Employee the Required Payments; and Employee shall also be entitled to the following: (i) continuation of Employee’s Salary through the Employment Period, which shall be payable in accordance with the Company’s standard pay schedules (provided however that if Employee obtains other employment, then his severance payments shall be reduced by any amounts received by Employee from his new employer for the balance of the Employment Period); and (ii) assuming Employee timely and accurately elects to continue Employee’s health care coverage under COBRA, the Company shall pay the COBRA premiums for Employee and his Dependents until the earliest of (i) January 17, 2013, or (ii) the expiration of the Employee’s continuation coverage under COBRA and any applicable state COBRA-like statute that provides mandated continuation coverage; provided, however, that any such payments will cease if Employee voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such premiums. This Section 7C is intended to qualify as an involuntary separation pay arrangement that is exempt from application of Section 409A of the Code because certain severance payments are treated as paid on account of an involuntary separation (including a separation for Good Reason) and paid in a lump sum within the “short-term deferral” period following the time the Employee obtains a vested right to such payments. For the purposes of this Agreement, “Good Reason” shall mean Employee’s voluntary resignation for any of the following events that results in a material negative change to the Employee; (i) a material breach of any provision of this Agreement by the Company or (ii) the failure of the Company to have a successor entity specifically assume this Agreement. Following a Change in Control (as defined in the Company’s 2007 New Employee Incentive Plan), Good Reason shall include the Company’s chief executive officer (immediately prior the Change in Control) no longer being the chief executive officer of the successor publicly-traded company. Notwithstanding the foregoing, “Good Reason” shall only be found to exist if prior to Employee’s resignation for Good Reason, the Employee has provided, not more than 90 days following the initial occurrence thereof, written notice to the Company of such Good Reason event indicating and describing the event resulting in such Good Reason, and the Company does not cure such event within 90 days following the receipt of such notice from Employee.

8. Non-Competition During the Employment Period. Employee acknowledges and agrees that given the extent and nature of the confidential and proprietary information he will obtain during the course of his employment with the Company, it would be inevitable that such confidential information would be disclosed or utilized by the Employee should he obtain employment from, or otherwise become associated with, an entity or person that is engaged in a business or enterprise that directly competes with the Company. Consequently, during any period for which Employee is receiving payments from the Company, either as wages or as a severance benefit, Employee shall not, without prior written consent of the Chief Executive Officer, directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be employed by or provide advice to, any enterprise that is engaged in any business directly competitive to that of the Company in the aftermarket auto parts market in the United States; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than 1% of an outstanding class of publicly-traded securities of any company or other enterprise where Employee does not provide any management, consulting or other services to such company or enterprise.

9. Proprietary Information. Employee has executed the Company’s standard Confidential Information and Assignment of Inventions Agreement (the “Confidentiality Agreement”), which is hereby incorporated by this reference as if set forth fully herein. Employee’s obligations pursuant to the Confidentiality Agreement will survive termination of Employee’s employment with the Company. Employee agrees that he will not use or disclose to the Company any confidential or proprietary information from any of his prior employers.

10. Successors and Assigns. This Agreement is personal in its nature and the Employee shall not assign or transfer his rights under this Agreement. The provisions of this Agreement shall inure to the benefit of, and shall be binding on, each successor of the Company whether by merger, consolidation, transfer of all or substantially all assets, or otherwise, and the heirs and legal representatives of Employee.

11. Notices. Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served either personally or via overnight delivery service such as Federal Express, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by overnight delivery, such notice shall be conclusively deemed given two business days after the deposit thereof addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Company:	U.S. Auto Parts Network, Inc. 17150 South Margay Avenue
Carson, California 90746
Attn: Chief Executive Officer CC: General Counsel

To Employee:	At Employee’s last residence as provided by
Employee to the Company for payroll records.

Any party may change such party’s address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this Section 11.

12. Governing Documents. This Agreement, along with the documents expressly referenced in this Agreement, constitute the entire agreement and understanding of the Company and Employee with respect to the terms and conditions of Employee’s employment with the Company and the payment of severance benefits, and supersedes all prior and contemporaneous written or verbal agreements and understandings between Employee and the Company relating to such subject matter, including but not limited to the Prior Agreement. This Agreement may only be amended by written instrument signed by Employee and an authorized officer of the Company. Any and all prior agreements, understandings or representations relating to the Employee’s employment with the Company are terminated and cancelled in their entirety and are of no further force or effect, including but not limited to the Prior Agreement.

13. Governing Law. The provisions of this Agreement will be construed and interpreted under the laws of the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

14. Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder, or may seek damages or specific performance in the event of another party’s breach hereunder, or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

15. No Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as, or be construed as, a waiver of any later breach of that provision.

16. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

17. Section 409A.

(c) Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until Employee has a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and Employee is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Employee’s separation from service, or (ii) Employee’s death. The parties acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of severance benefits provided under this Agreement to qualify for an exemption.

(d) It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Employee for any taxes or interest that may be assessed by the U.S. Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement. To the extent that any severance benefit payments are delayed as required by this Agreement due to the application of Section 409A, all suspended payments shall earn and accrue interest at the prevailing “Prime Rate” of interest as published by The Wall Street Journal at the time the payment is made, and any suspended payment when so made, shall be made as a lump sum payment, including accrued interest.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on January 3, 2012.

U.S. AUTO PARTS NETWORK, INC.

By:	/s/ Shane Evangelist
Print Name:	Shane Evangelist
Title:	Chief Executive Officer
Address:	17150 South Margay Avenue
Carson, CA 90746

EMPLOYEE

/s/ Theodore R. Sanders, Jr.
THEODORE R. SANDERS, JR.